    Exhibit 10.1

May 11, 2026

Ms. Jennifer Tejada

Dear Jennifer:
This letter sets forth the terms of the transition of your services to PagerDuty, Inc., a Delaware corporation (the “Company” or “PagerDuty”) as its Chief Executive Officer (“CEO”) to the role of “Executive Chair.”
1.Resignation and Transition to Executive Chair
You and the Company agree that, pursuant to the Company’s planned leadership transition, you will cease serving as the Company’s Chief Executive Officer and principal executive officer of the Company (collectively, “CEO”), effective as of May 11, 2026, which is the effective date of the appointment of the Company’s new CEO (the “Appointment Date”).
It is anticipated that you will continue to serve as the Company’s CEO until the earlier of
(a) the Appointment Date or (b) such date on which your employment with the Company terminates for any reason. On the Appointment Date, it is anticipated that you will continue your at-will employment with the Company on a temporary basis, in a full-time exempt position as Executive Chair, until December 1, 2026, or such other date as may be mutually agreed between you and the Company (such date, the “Board Transition Date,” and such period of time during which you actually remain employed from the Appointment Date until the Board Transition Date, the “Executive Chair Period”). During the Executive Chair Period, it is anticipated that you will report solely to the Board of Directors of the Company (the “Board”). Your employment with the Company and your status as a Company officer shall terminate on the Board Transition Date, and from the Board Transition Date until the date of the Company’s 2027 Annual General Meeting (the “2027 AGM” and such period, the “Non-Employee Director Period”), you shall remain a non-employee member of the Board. Effective as of the date of the 2027 AGM, unless otherwise agreed between you and the Company, your services as a non-employee member of the Board shall terminate, and you shall resign from all remaining positions you may hold with the Company and its affiliates.
2.Compensation
a.Employment Compensation. Reference is hereby made to your Second Amended and Restated Offer Letter by and between you and the Company, dated as of October 30, 2023 (the “Offer Letter”). During the Executive Chair Period, you shall remain eligible for payment of your base salary and employee benefits pursuant to the terms of your Offer Letter and in accordance with the Company’s standard payroll policies, subject to applicable withholdings and other required deductions; provided, that your annual bonus in respect of fiscal year 2027 will be prorated for the period from February 1, 2026 through the Appointment Date (the “Pro-Rated Bonus”) and shall be paid to you at the time as other senior executives of the Company are eligible to be paid their bonuses in 2027, subject to your continued employment through the Appointment Date (unless your employment is earlier terminated by the Company without Cause (as defined in your Offer Letter)). You shall not be eligible to receive an annual bonus in respect of the Executive Chair Period or in respect of your service thereafter.
b.Non-Employee Director Compensation. During the Non-Employee Director Period, you shall be eligible to receive compensation in respect of your services on the Board, in accordance with the Company’s non-employee director compensation policy as in effect from time to time, but you shall no longer be eligible for base salary, participation in the Company’s annual bonus program or other employee benefit plans.
3.Equity Awards
a.In respect of your grant of 530,035 restricted stock units (“April 2026 RSUs”) pursuant to the Company’s 2019 Employee Incentive Plan on April 2, 2026, notwithstanding anything to the contrary in the applicable award agreement, all of your April 2026 RSUs that remain unvested as of the date of the 2027 AGM shall vest in full on the date of the 2027 AGM (without regard to any agreed extension of your Board service following the 2027 AGM), subject to your continuous service on the Board through the date of the 2027 AGM (except as otherwise set forth in Section 3(c)). Any April 2026 RSUs that become vested in accordance with this Section 3(a) shall be settled on the terms set forth in the applicable award agreement.
b.Your equity awards granted prior to April 2, 2026 (“Prior Awards”) will continue to remain outstanding and eligible to vest under the existing terms and conditions set forth in the governing plan documents and option, restricted stock unit or other applicable equity agreements, in each case, through the date of the 2027 AGM; provided that, subject to your continuous service on the Board through the date of the 2027 AGM (except as otherwise set forth in Section 3(c)), any Prior Award that remains unvested as of the date of the 2027 AGM shall vest in full on the date of the 2027 AGM (without regard to any agreed extension of your Board service following the 2027 AGM). Any Prior Awards that become vested in accordance with this Section 3(b) shall be settled (as applicable) on the terms set forth in the applicable award agreement.
Notwithstanding anything to the contrary in Section 3(a) or Section 3(b), upon the involuntary termination of your employment during the Executive Chair Period without Cause, or your resignation from employment during the Executive Chair Period due to the Company’s breach of this Agreement (subject to the notice and cure provisions applicable to a “Good Reason” resignation as set forth in your Offer Letter), or upon the involuntary termination of your Board service during the Non-Employee Director Period, in each case, in the absence of circumstances that would constitute Cause had you remained employed, then subject to your execution and non-revocation of a release of claims in the form appended to your Offer Letter, all of your April 2026 RSUs and

Prior Awards that remain unvested on the date of termination of your employment or service shall immediately vest in full and be settled within thirty (30) days following the date of your termination of employment or service, subject to your execution and non-revocation of a release of claims in the form appended to your Offer Letter.
4.Benefits
As a regular employee of the Company through the Executive Chair Period, you will remain eligible to participate in the Company’s employee benefit plans and programs during the Executive Chair Period, on the terms set forth in your Offer Letter. If your termination of employment occurs on the Board Transition Date or due to your earlier termination of employment by the Company without Cause, you will be eligible for the COBRA benefit described in your Offer Letter (the “COBRA Benefit”), which shall apply from the date your employment terminates until the first anniversary of the 2027 AGM; provided, that the Company may provide you with a cash payment, in equal amount on an after tax basis, in lieu of the COBRA Benefit in respect of any period in which applicable law would prevent the Company from providing the COBRA Benefit to you (as determined by the Company in its discretion).
The Company will directly pay the law firm of your choosing reasonable and documented legal fees and expenses incurred by you in connection with the negotiation, preparation, and execution of this letter, in an aggregate amount not to exceed $30,000.
Following the termination of your employment and Board service for any reason, the Company shall continue to provide you with coverage under its directors’ and officers’ liability insurance policies (and any successor policies) on terms no less favorable than those provided to other former directors and officers of the Company for a period of not less than six (6) years following the date of the 2027 AGM (or, if later, the date of the termination of your Board service). The Company shall also continue to honor any indemnification agreement between you and the Company in accordance with its terms.
5.Acknowledgement
You acknowledge and agree that this letter and the transitions contemplated herein (including the associated changes to the terms of your employment, compensation and benefits) do not and will not constitute Good Reason (as defined in your Offer Letter) or entitle you to any severance benefits that would otherwise be payable upon an Involuntary Termination not within the Change in Control Period under your Offer Letter, or otherwise entitle you to any severance payment or benefits under the Company’s Executive Severance Policy or otherwise (even if any such changes occur prior to the Appointment Date or during the Executive Chair Period). In connection with your employment transition on the Appointment Date and your subsequent termination of employment on the Board Transition Date, the sole payments and benefits for which you shall be eligible are as set forth in this letter, and you hereby waive your opportunity to receive any additional payments and benefits set forth in Section 6 of the Offer Letter that would be payable upon an Involuntary Termination not within the Change in Control Period.
Notwithstanding the foregoing, in the event you experience an Involuntary Termination within the Change in Control Period under your Offer Letter during the Executive Chair Period or during the Non-Employee Director Period (treating your continued Board service for such purpose as continued employment during such period), you shall be eligible to receive (i) a lump-sum cash payment equal to 1.5 times the sum of your base salary and target bonus as in effect on the day immediately preceding the Appointment Date, plus $12,000, (ii) the Pro-Rated Bonus, (iii) the payments and benefits contemplated by Section 3 of this letter (including 100% acceleration of all unvested equity awards), and (iv) the COBRA Benefit for a period of eighteen (18) months following the date of your CIC Qualifying Termination; provided, that you shall not be eligible for any other compensation or benefits, including under Section 6 of your Offer Letter, in connection with such CIC Qualifying Termination.
6.Confidential Information and Invention Assignment Agreement
By signing this letter, you reaffirm and agree to continue to comply with the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement by and between you and the Company. You will also continue to comply with all applicable Company policies.
Notwithstanding the foregoing, the Company hereby informs you that, notwithstanding any provision of this letter or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that
(a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this letter or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement to the contrary, nothing in this letter or the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement shall impair your rights under the whistleblower provisions of any applicable federal, state or local law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.
7.Employment Relationship
From the date hereof until the Board Transition Date, your employment with the Company will remain “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause, provided that the Company shall provide you with not less than thirty (30) days’ prior written notice of any termination of your employment (other than a termination for Cause), and any such termination by the Company (other than for Cause) shall be treated as an involuntary termination without Cause for all purposes of this letter. Any contrary representations which may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement approved by the Board.
8.Outside Activities
While you render services to the Company, you agree that you will not engage in any other employment, consulting or similar activity that may interfere with your job duties without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. From the date hereof until the 2027 AGM, you acknowledge and agree that the restrictions set forth in Section 1(c) of your Offer Letter will remain in effect, with references therein to your employment to be deemed to refer to your continued employment or service, as applicable, following the Appointment Date.
9.Withholding Taxes
All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
10.Governing Law; Jurisdiction. This letter shall be governed by and construed in accordance with the laws of California. Any and all disputes arising under this letter shall be subject to the exclusive jurisdiction of the Federal or State Courts of California.
11.Entire Agreement
This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. Notwithstanding the foregoing, the Offer Letter shall remain in effect in accordance with its terms through the Board Transition Date, and thereafter in accordance with Sections 4, 5 and 9 of this letter; provided, that Sections 7, 8, 9, 10 and 11(e) of the Offer Letter shall remain in full force and effect on and after the date of this letter and are incorporated by reference herein, mutatis mutandis.
12.Severability. All of the provisions of this letter are distinct and severable. If any part, term or provision of this letter should be held to be illegal, invalid, unenforceable or in conflict with any applicable law, then the remaining valid and enforceable provisions shall continue in full force and effect.
If you wish to accept the terms of this letter, please sign and date both the enclosed duplicate original of this letter and return them to me.
[Signature Page Follows]

ACCEPTED AND AGREED:    PagerDuty, Inc.

Name: Jennifer Tejada By: /s/ Jennifer Tejada
(Print Employee Name) (Signature)

By: /s/ Christopher Ferro By: Christopher Ferro
(Signature)

Date: May 11, 2026 Title: Chief Legal Officer & Secretary

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